Exhibit 99

FOR IMMEDIATE RELEASE	NEWS
November 6, 2009	NYSE: NGS

NATURAL GAS SERVICES GROUP ANNOUNCES HIGHER RENTAL REVENUES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Current Earnings per Share at 22 cents

MIDLAND, Texas November 6, 2009 – Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of equipment and services to the natural gas  industry, announces its financial results for the third quarter and nine months ended September 30, 2009.

Natural Gas Services Group Inc. Financial Results:

Total Revenue: Total revenue decreased from $63.4 million to $53.2 million, or 16.1%, for the nine months ended September 30, 2009, compared to the same period ended September 30, 2008. This was mainly the result of a 47.5% decrease in sales revenue and a 7.6% decrease in service and maintenance revenue offset by a 16.6% increase in rental revenue.  For the three months ended September 30, 2009 our total revenue decreased from $24.9 million to $16.4 million for the same period ended September 30, 2008.

 For both periods this decrease is the result of lower demand for our products and services due to industry and macroeconomic declines which resulted in fewer compressor units sold and rented.

Operating income:  Operating income declined from $18 million in the first nine months of 2008 to $14.9 million in the comparative 2009 period, but the operating margin percentage was flat at 28% of revenue for both periods. For the three months ended September 30, 2009 the overall operating margin percentage decreased to 25.7%, from 29.9% for the same period ended September 30, 2008.

We  maintained or improved our product margins but the lower operating margins for both periods was affected by a decline in total sales which caused SG&A and depreciation to become a larger percentage of our total costs.
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Net income:  Our net income for the first nine months of 2009 decreased to $9.3 million, when compared to $11.7 million for the same period in 2008. For the three months ended September 30, 2009 our net income was $2.6 million compared to $4.8 million for the same period in 2008.

Earnings per share: For the nine months ending September 30, 2009 our earnings per diluted share declined from $0.96 to $0.77 compared to 2008, for the three months ending September 30, 2009 our earnings per diluted share decreased from $0.40 to $0.22.

EBITDA: Our EBITDA (see discussion of EBITDA at the end of this release) decreased to $23.6 million for the nine months ended September 30, 2009, from $25.5 million for the same period in 2008. For the three months ended September 30, 2009 our EBITDA decreased to $7.1 million, compared to $10.1 million for the same period in 2008.

Cash flow: As of September 30, 2009, we had cash and cash equivalents of $17.7 million, working capital of $38.2 million, and total debt of $14.0 million, of which $10.4 million was classified as current. We had positive net cash flow from operating activities of $24.4 million during first nine months of 2009 as compared to $20.3 million for same period in 2008.

CEO comments: Stephen Taylor, President and CEO of NGS commenting on this quarter’s and year-to-date results, said “We are operating in a very difficult and competitive environment in our industry, but are confident in our ability to continue to perform at a high level. We are happy to report increased year-to-date rental revenues while also being able to increase the gross margins in that business. Our compressor sales revenues have, as expected, experienced substantial declines, but we feel we have weathered the storm to a greater degree than the general industry and, again, maintained excellent margins. We continue to increase or maintain our market share, control our costs, generate higher levels of cash and reduce our minimal debt load. My compliments and thanks to our employees for their hard work and dedication during this period.”

Selected data: The table below shows our revenues, gross margin, exclusive of depreciation, and gross margin for the quarters and nine month periods ended September 30, 2009 and 2008.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.
(In thousands of dollars, except earnings per share.)
	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Sales	$13,239	$5,285	$32,024	$16,813
Rental	11,414	10,840	30,519	35,597
Service and maintenance	293	255	814	752
Total Revenue	24,946	16,380	63,357	53,162
Gross margin (1)	11,595	8,695	29,517	28,507
Operating income	7,448	4,211	18,046	14,899
Net Income	$4,811	$2,643	$11,661	$9,312
Earnings per share (diluted)	$0.40	$0.22	$0.96	$0.77

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read  Non-GAAP Financial Measures” below.

Rental fleet: As of September 30, 2009, we had 1,772 natural gas compressors in our rental fleet totaling 223,024 horsepower, as compared to 1,662 natural gas compressors totaling 188,462 horsepower at September 30, 2008.  As of September 30, 2009, we had 1,239 natural gas compressors rented compared to 1,418 at September 30, 2008.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a financial measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

(in thousands of dollars)	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Net income	$4,811	$2,643	$11,661	$9,312
Interest expense	84	148	518	462
Provision for income taxes	2,574	1,429	6,262	5,028
Depreciation and amortization	2,608	2,902	7,097	8,795
EBITDA	$10,077	$7,122	$25,538	$23,597
Other operating expenses	1,539	1,582	4,374	4,813
Other expense (income)	(21)	(9)	(395)	97
Gross margin	$11,595	$8,695	$29,517	$28,507
Gross margin percentage	46.5%	53.1%	46.6%	53.6%

We define gross margin as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations.  Depreciation expense is a necessary element of our costs and our ability to generate revenue and selling, general and administrative expense is a necessary cost to support our operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance.  As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:  Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in gas prices which have caused a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Friday, November 6, 2009 at 9:30 a.m. Central (10:30 a.m. Eastern).  Live via phone by dialing 800-624-7038, passcode “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Replay: For those unable to attend the live teleconference, a Webcast replay of the call will be available within 2 hours at the NGS website at www.ngsgi.com  under the Investor Relations section and will remain accessible for 30 days.

Stephen Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing third quarter and nine months ending September 30, 2009 financial results.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Kimberly Huckaba, Investor Relations
(432) 262-2700 Kim.Huckaba@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amount) (unaudited)
	December 31,	September 30,
	2008	2009
ASSETS
Current Assets:
Cash and cash equivalents	$1,149	$17,732
Short-term investments	2,300	—
Trade accounts receivable, net of doubtful accounts of $177 and $293, respectively	11,321	6,292
Inventory, net of allowance for obsolescence of $500 and $254, respectively	31,931	26,650
Prepaid income taxes	244	913
Prepaid expenses and other	87	239
Total current assets	47,032	51,826

Rental equipment, net of accumulated depreciation of $24,624 and $29,310, respectively	111,967	111,543
Property and equipment, net of accumulated depreciation of $6,065 and $6,400, respectively	8,973	7,899
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,198 and $1,347, respectively	3,020	2,796
Other assets	19	19
Total assets	$181,050	$184,122

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt	$3,378	$3,378
Line of credit	—	7,011
Accounts payable	8,410	882
Accrued liabilities	3,987	2,144
Current income tax liability	110	577
Deferred income	38	311
Total current liabilities	15,923	14,303

Long term debt, less current portion	6,194	3,661
Line of credit	7,000	—
Deferred income tax payable	21,042	25,403
Other long term liabilities	441	560
Total liabilities	50,600	43,927

Stockholders’ equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01;12,094 and 12,097 shares issued and outstanding, respectively	121	121
Additional paid-in capital	83,937	84,370
Retained earnings	46,392	55,704
Total stockholders' equity	130,450	140,195
Total liabilities and stockholders' equity	$181,050	$184,122

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Revenue:
Sales, net	$13,239	$5,285	$32,024	$16,813
Rental income	11,414	10,840	30,519	35,597
Service and maintenance income	293	255	814	752
Total revenue	24,946	16,380	63,357	53,162

Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	9,038	3,641	21,669	11,423
Cost of rentals, exclusive of depreciation stated separately below	4,106	3,870	11,604	12,711
Cost of service and maintenance, exclusive of depreciation stated separately below	207	174	567	521
Selling, general, and administrative expense	1,539	1,582	4,374	4,813
Depreciation and amortization	2,608	2,902	7,097	8,795
Total operating costs and expenses	17,498	12,169	45,311	38,263

Operating income	7,448	4,211	18,046	14,899

Other income (expense):
Interest expense	(84)	(148)	(518)	(462)
Other income (expense)	21	9	395	(97)
Total other income (expense)	(63)	(139)	(123)	(559)

Income before provision for income taxes	7,385	4,072	17,923	14,340

Provision for income taxes	2,574	1,429	6,262	5,028

Net income	$4,811	2,643	$11,661	$9,312

Earnings per share:
Basic	$0.40	$0.22	$0.96	$0.77
Diluted	$0.40	$0.22	$0.96	$0.77
Weighted average shares outstanding:
Basic	12,091	12,097	12,088	12,095
Diluted	12,144	12,135	12,153	12,127

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)
	Nine months ended September 30,
	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,661	$9,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,097	8,795
Deferred taxes	6,262	5,028
Employee stock options expense	294	479
Gain on disposal of assets	(14)	(52)
Changes in current assets and liabilities:
Trade accounts receivables, net	244	5,029
Inventory, net	(8,501)	5,965
Prepaid income taxes and prepaid expenses	554	(821)
Accounts payable and accrued liabilities	3,038	(9,371)
Current income tax liability	(286)	(256)
Deferred income	(30)	273
Other	17	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	20,336	24,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(35,943)	(7,847)
Purchase of short-term investments	(320)	—
Redemption of short-term investments	18,981	2,300
Proceeds from sale of property and equipment	35	142
NET CASH USED IN INVESTING ACTIVITIES	(17,247)	(5,405)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	7,500	500
Proceeds from other long-term liabilities, net	447	119
Repayments of long-term debt	(3,533)	(2,533)
Repayments of line of credit	(1,100)	(489)
Proceeds from exercise of stock options	53	10
NET CASH USED IN FINANCING ACTIVITIES	3,367	(2,393)

NET CHANGE IN CASH	6,456	16,583

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	245	1,149
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,701	$17,732
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$480	$414
Income taxes paid	$287	$925